Exhibit 8.1

List of Subsidiaries and VIEs of YGMZ.

Subsidiaries	Place of Incorporation
Mingzhu Logistics Holdings Limited	Cayman Islands
Cheyi (BVI) Limited	British Virgin Islands
Mingzhu Investment Limited	British Virgin Islands
Yinhua (BVI) Limited	British Virgin Islands
Feipeng Global Limited	British Virgin Islands
Cheyi (HongKong) Limited	Hong Kong
YGMZ (HongKong) Limited	Hong Kong
Yinhua (HK) Limited	Hong Kong
Feipeng Enterprises (HK) Limited	Hong Kong
Ningbo Cheyi Corporate Information Consulting Co., Ltd.	PRC
Shenzhen Yangang Mingzhu Freight Industry Co., Ltd.	PRC
Shenzhen Yangang Mingzhu Supply Chain Management Co., Ltd.	PRC
Zhejiang Caiyunlian Technology Co., Ltd.	PRC
Shenzhen Feipeng Zhongheng Supply Chain Management Co., Ltd.	PRC
Shenzhen Pengcheng Shengshi Logistics Co., Ltd.	PRC

Variable Interest Entities	Place of Incorporation
Zhejiang Cheyi Network Technology Co., Ltd.	PRC
Zhejiang Wenxin Human Resources Co., Ltd.	PRC
Xinhengli (Tianjin) Technology Development Co., Ltd.	PRC
Guoyun Commercial Factoring (Tianjin) Co., Ltd.	PRC
Cheyi Financial Leasing (Tianjin) Co., Ltd.	PRC
Hangzhou Rongxiang New Energy Car Rental Co., Ltd.	PRC
Hangzhou Haiyi Enterprise Management Partnership (Limited Partnership)	PRC
Zhejiang Shenshou Logistics Co., Ltd.	PRC
Taida Global Trading (Hong Kong) Co., Ltd.	Hong Kong
Hangzhou Lantu Car Rental Co., Ltd.	PRC
Hainan Zhisheng Car Services Co., Ltd.	PRC
Xinjiang Feipeng Logistics Co., Ltd.	PRC
Shanghai Feipeng Supply Chain Management Co., Ltd.	PRC